EXHIBIT 4

                          JOHNSON WORLDWIDE ASSOCIATES

                           RETIREMENT AND SAVINGS PLAN

               (As Amended and Restated Effective October 1, 1989)

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                          JOHNSON WORLDWIDE ASSOCIATES
                           RETIREMENT AND SAVINGS PLAN

               (As Amended and Restated Effective October 1, 1989)

                                Table of Contents

                                                                         Page

   ARTICLE I.  DEFINITIONS AND CONSTRUCTION  . . . . . . . . . . . . . .    2
        Section 1.01.  Definitions . . . . . . . . . . . . . . . . . . .    2
             (a)  "Affiliate"  . . . . . . . . . . . . . . . . . . . . .    2
             (b)  "Basic Deposits" . . . . . . . . . . . . . . . . . . .    2
             (c)  "Beneficiary"  . . . . . . . . . . . . . . . . . . . .    2
             (d)  "Board"  . . . . . . . . . . . . . . . . . . . . . . .    2
             (e)  "Code" . . . . . . . . . . . . . . . . . . . . . . . .    2
             (f)  "Committee"  . . . . . . . . . . . . . . . . . . . . .    2
             (g)  "Company"  . . . . . . . . . . . . . . . . . . . . . .    3
             (i)   "Compensation"  . . . . . . . . . . . . . . . . . . .    3
             (j)   "Deferred Profit Sharing Contribution"  . . . . . . .    4
             (k)  "Employee" . . . . . . . . . . . . . . . . . . . . . .    4
             (l)   "Employer"  . . . . . . . . . . . . . . . . . . . . .    5
             (m)  "ERISA"  . . . . . . . . . . . . . . . . . . . . . . .    5
             (n)  "Highly Compensated Employee"  . . . . . . . . . . . .    5
             (o)  "Investment Manager" . . . . . . . . . . . . . . . . .    6
             (p)  "Matching Contribution"  . . . . . . . . . . . . . . .    7
             (q)  "Net Profits"  . . . . . . . . . . . . . . . . . . . .    7
             (r)  "Participant"  . . . . . . . . . . . . . . . . . . . .    7
             (s)  "Plan" . . . . . . . . . . . . . . . . . . . . . . . .    7
             (t)   "Plan Year"   . . . . . . . . . . . . . . . . . . . .    7
             (u)  "Supplemental Contributions" . . . . . . . . . . . . .    7
             (v)  "Trust Fund" . . . . . . . . . . . . . . . . . . . . .    7
             (w)  "Trustee"  . . . . . . . . . . . . . . . . . . . . . .    7
        Section 1.02   Construction of Terms . . . . . . . . . . . . . .    8

   ARTICLE II.  PARTICIPATION AND CREDITED SERVICE . . . . . . . . . . .    9
        Section 2.01.  Participation Requirements  . . . . . . . . . . .    9
        Section 2.02.  Leased Employees Ineligible to Participate. . . .    9
        Section 2.03.  Service Within Controlled Group . . . . . . . . .    9

   ARTICLE III.   PARTICIPANT DEPOSITS AND EMPLOYER CONTRIBUTIONS  . . .   10
        Section 3.01.  Election To Make Basic Deposits . . . . . . . . .   10
        Section 3.02.  Employer Contributions  . . . . . . . . . . . . .   11
             (a)  Matching Contribution  . . . . . . . . . . . . . . . .   11
             (b)  Deferred Profit Sharing Contribution . . . . . . . . .   11
             (c)  Payment of Contributions . . . . . . . . . . . . . . .   11
        Section 3.03.  Returnable Contributions  . . . . . . . . . . . .   12
        Section 3.04.  No Liability for Future Contributions . . . . . .   12
        Section 3.05.  Rollover Contributions  . . . . . . . . . . . . .   12
        Section 3.06.  Maximum Deposit Dollar Limit  . . . . . . . . . .   13
        Section 3.07.  Average Deferral Percentage Test. . . . . . . . .   14
        Section 3.08.  Average Contribution Percentage Test. . . . . . .   15
        Section 3.09.  Adjustment in Application of Limitations  . . . .   17
        Section 3.10.  Correction of Contribution Errors . . . . . . . .   17
        Section 3.11.  Code Section 415 Limitations  . . . . . . . . . .   18

   ARTICLE IV.    PARTICIPANT ACCOUNTS . . . . . . . . . . . . . . . . .   20
        Section 4.01.  Participant Accounts  . . . . . . . . . . . . . .   20
        Section 4.02.  Establishment of Investment Funds.  . . . . . . .   20
        Section 4.03.  Participant Investment Designation. . . . . . . .   20
        Section 4.04.  Change in Investment Direction  . . . . . . . . .   20
        Section 4.05.  Special Rules Applicable to Company Stock Fund. .   20
        Section 4.06.  Participant Responsibility for Investment
             Elections.  . . . . . . . . . . . . . . . . . . . . . . . .   21
        Section 4.07.  Allocation of Changes in Value  . . . . . . . . .   21
        Section 4.08.  Annual Statement for Participants . . . . . . . .   22
        Section 4.09.  Short-Term Investment of Contributions  . . . . .   22

   ARTICLE V.  DISTRIBUTION OF BENEFITS  . . . . . . . . . . . . . . . .   23
        Section 5.01.  Termination of Employment . . . . . . . . . . . .   23
        Section 5.02.  Death Benefits  . . . . . . . . . . . . . . . . .   23
        Section 5.03.  General Rules Regarding Form and Time of
             Distribution  . . . . . . . . . . . . . . . . . . . . . . .   23
        Section 5.04.  Distribution Legal Requirements . . . . . . . . .   24
        Section 5.05.  Payment for Minor or Incompetent Person . . . . .   25
        Section 5.06.  Withdrawals For Reasons Other Than Financial
             Hardship  . . . . . . . . . . . . . . . . . . . . . . . . .   25
        Section 5.07.  Hardship Withdrawals  . . . . . . . . . . . . . .   26
        Section 5.08.  Loans to Eligible Borrowers . . . . . . . . . . .   28
             (a)  Terms and Conditions.  . . . . . . . . . . . . . . . .   28
             (c)  Loan Accounting and Default  . . . . . . . . . . . . .   30
             (d)  Automatic Suspension Upon Default  . . . . . . . . . .   30
             (e)  Administrator Authority  . . . . . . . . . . . . . . .   30
             (f)  Borrower Definition  . . . . . . . . . . . . . . . . .   31
        Section 5.09.  Transfer of Eligible Rollover Distributions . . .   31

   ARTICLE VI.    ADMINISTRATION AND PLAN COMMITTEE  . . . . . . . . . .   33
        Section 6.01.  Appointment of Members  . . . . . . . . . . . . .   33
        Section 6.02.  Responsibility and Authority of the Committee . .   33
        Section 6.03.  Use of Professional Services  . . . . . . . . . .   33
        Section 6.04.  Fees and Expenses . . . . . . . . . . . . . . . .   34
        Section 6.05.  Organization and Procedure  . . . . . . . . . . .   34
        Section 6.06.  Delegation of Authority and Responsibility  . . .   34
        Section 6.07.  Claims Procedure  . . . . . . . . . . . . . . . .   34
        Section 6.08.  Communications  . . . . . . . . . . . . . . . . .   35
        Section 6.09.  Agent for Service of Process  . . . . . . . . . .   36

   ARTICLE VII.   TRUSTEE  . . . . . . . . . . . . . . . . . . . . . . .   37
        Section 7.01.  Appointment of Trustee  . . . . . . . . . . . . .   37
        Section 7.02.  Trust Fund  . . . . . . . . . . . . . . . . . . .   37
        Section 7.03.  Investment Manager  . . . . . . . . . . . . . . .   37

   ARTICLE VIII.  FIDUCIARIES AND ALLOCATION OF RESPONSIBILITIES . . . .   38
        Section 8.01.  Fiduciaries . . . . . . . . . . . . . . . . . . .   38
        Section 8.02.  Allocation of Fiduciary Responsibilities  . . . .   38
        Section 8.03.  General Limitation on Liability . . . . . . . . .   38
        Section 8.04.  Multiple Fiduciary Capacities . . . . . . . . . .   38

   ARTICLE IX.    AMENDMENT AND TERMINATION  . . . . . . . . . . . . . .   39
        Section 9.01.  Amendment . . . . . . . . . . . . . . . . . . . .   39
        Section 9.02.  Termination . . . . . . . . . . . . . . . . . . .   39
        Section 9.03.  Vesting and Distribution of Assets upon
             Termination . . . . . . . . . . . . . . . . . . . . . . . .   39

   ARTICLE X.  GENERAL PROVISIONS  . . . . . . . . . . . . . . . . . . .   41
        Section 10.01. Participants To Furnish Information . . . . . . .   41
        Section 10.02. Non-Guarantee of Employment or Other Benefits . .   41
        Section 10.03. Mergers, Consolidations and Transfers of Plan
             Assets  . . . . . . . . . . . . . . . . . . . . . . . . . .   41
        Section 10.04. Spendthrift Clause  . . . . . . . . . . . . . . .   41
        Section 10.05. Exclusive Benefit . . . . . . . . . . . . . . . .   41
        Section 10.06. Successors and Assigns  . . . . . . . . . . . . .   42
        Section 10.07. Committee Member and Trustee Indemnification  . .   42
        Section 10.08. Limitation on Claims Against Trust Fund . . . . .   42
        Section 10.09. Qualified Domestic Relations Orders . . . . . . .   42
        Section 10.10. Top-Heavy Plan Restrictions . . . . . . . . . . .   42
        Section 10.11. Effective Date of Plan Provisions . . . . . . . .   44

                          JOHNSON WORLDWIDE ASSOCIATES
                           RETIREMENT AND SAVINGS PLAN


             Prior to October 1, 1988, various subsidiaries or affiliates of the Company maintained qualified profit sharing plans for the benefit of employees eligible to participate therein (hereinafter called the "Prior Plans"). Effective October 1, 1988, the Prior Plans were merged together and amended to restated to create the present plan, known as the Johnson Worldwide Associates Retirement and Savings Plan and Trust (hereinafter called the "Plan"). The Company deems it desirable to amend and restate anew the Plan in its entirety to incorporate amendments made to the Plan since it became effective; to reflect current legal requirements, and to reflect a general redesign of the Plan's structure and operation.

                    ARTICLE I.  DEFINITIONS AND CONSTRUCTION

             Section 1.01. Definitions. The following words and phrases when used in the Plan shall have the following respective meanings, unless the context clearly indicates otherwise:

             (a) "Affiliate" means one or more corporations, trades or businesses that, together with the Company, constitute a controlled group of corporations within the meaning of Section 414(b) of the Code, a group of trades or businesses under common control within the meaning of Section 414(c) of the Code, an affiliated service group within the meaning of
   Section 414(m) of the Code or a designated group within the meaning of
   Section 414(o) of the Code.

             (b) "Basic Deposits" means the amounts designated by a Participant pursuant to Section 3.01 hereof which are contributed to the Plan by the Employers in lieu of payment of an equal amount to the Participant as immediately taxable Compensation.

             (c) "Beneficiary" means the person or persons designated by a Participant or otherwise entitled to receive benefits in the event of the
   Participant's death as provided herein.   A Participant shall designate
   his Beneficiary on the form and in the manner prescribed by the Committee and such designation may be changed or withdrawn by the Participant at any
   time.   The most recent valid designation on file with the Committee at the time of the Participant's death shall be the Beneficiary. Notwithstanding the foregoing, in the event the Participant is married at the time of his death, the Beneficiary shall be the Participant's surviving spouse unless such spouse consented in writing to the designation of an alternative Beneficiary after notice of the spouse's rights and such consent was witnessed by a Plan representative appointed by the Committee or a notary public. In the event no valid designation of Beneficiary is on file with the Committee at the date of death or no designated Beneficiary survives him, the Participant's spouse shall be deemed the Beneficiary; in the further event the Participant is unmarried or his spouse does not survive him, the Participant's estate shall be deemed to be his Beneficiary.

             (d)  "Board" means the board of directors of the Company.

             (e) "Code" means the Internal Revenue Code of 1986, as interpreted by applicable regulations and rulings issued pursuant thereto, all as amended and in effect from time to time.

             (f)  "Committee" means the committee appointed pursuant to
   Section 6.01 hereof to administer the Plan.

             (g) "Company" means Johnson Worldwide Associates, Inc., a Wisconsin corporation, or any successor thereto.

             (h) "Company Stock" means non-voting common stock of the Company. An investment fund established under Section 4.02 to invest in Company Stock shall be known as the "Company Stock Fund."

             (i) "Compensation" means, with respect to periods on or after October 1, 1994, a Participant's regular wages or earnings for the Participant's normal work period (in the case of Basic and Supplemental Contributions) or for the Plan Year (in the case of Deferred Profit Sharing Contributions), determined in accordance with the following rules:

               (i) Compensation shall be determined prior to reduction for any Basic Deposits or Supplemental Contributions to this Plan or any other salary reduction contributions to any other plan maintained by the Company or an Affiliate that are excluded from the Participant's gross income under Sections 125 or 402(a)(8) of the Code;

              (ii) Compensation shall include the regular wages or earnings payable to the Participant for any period of time during which the Participant is absent from work on a paid vacation;

             (iii) Compensation shall include any shift premium payable to the Participant that is not in the nature of overtime compensation;

              (iv) Except for Participants employed in Binghampton, New York, Compensation shall not include bonuses or other incentive compensation, commissions and sales incentive payments. For Participant's employed in Binghampton, New York, Compensation shall include the value of any incentive payments with respect to any Participant whose base salary or wage is expected to constitute seventy-five percent (75%) or less of his taxable earnings;

               (v) Compensation shall not include overtime pay or other pay for work in excess of the Participant's normal work schedule, the value of any stock options granted to the Participant, Employer contributions to this Plan or any other employee benefit plan, imputed income attributable to the Participant as a result of the Participant's participation in employee benefit programs, medical or other expense reimbursement, moving expense reimbursement or allowance, car allowances, severance or termination pay, and any other form of additional remuneration and/or expense reimbursement which the Committee, in its sole discretion, designates as not being Compensation hereunder in accordance with uniform rules, regulations and standards as may from time to time be prescribed by the Committee.

   Additional rules concerning Compensation for periods prior to October 1, 1994 are set forth in Appendix B. Further, for Plan Years commencing prior to October 1, 1994, the maximum Compensation taken into account for any Participant with respect to any Plan Year shall be two hundred thousand dollars ($200,000) or such higher amount permitted pursuant to Code Section 401(a)(17) due to cost of living increases. For Plan Years commencing after September 30, 1994, the maximum Compensation taken into account for any Participant with respect to any Plan Year shall be one hundred fifty thousand dollars ($150,000) or such amount permitted pursuant to Code Section 401(a)(17) due to cost of living increases. In the event of a short Plan Year or other determination period of less than twelve (12) months, the annual limitation shall equal an amount determined by multiplying the otherwise applicable annual compensation limit for such year by a fraction, the numerator of which is the number of months in the short period, and the denominator of which is twelve (12). For purposes of calculating this maximum for any five percent (5%) owner or Highly Compensated Employee who is in the group of ten (10) employees paid the greatest Compensation for the Plan Year, then, in accordance with Code
   Section 414(q), Compensation of a spouse or lineal descendant under age nineteen (19) as of the last day of the Plan Year shall be treated as if paid to the Employee. If the Compensation of the aggregated family group exceeds the limitation in effect for that Plan Year, the limitation for such Plan Year shall be prorated among the affected family members in proportion to each member's Compensation as determined without regard to the maximum annual limit.

             (j) "Deferred Profit Sharing Contribution" means the discretionary amount contributed by an Employer pursuant to Section 3.02(b) hereof.

             (k) "Employee" means an individual who is classified by an Employer as a common law employee, other than (i) a "leased employee" within the meaning of Section 414(n) of the Code, (ii) an employee the terms and conditions of whose employment is governed by a collective bargaining agreement where retirement benefits were the subject of good faith bargaining, or (iii) a student regularly attending an educational institution and working for an Employer either as a formal and accredited part of the regular curriculum of such institution or within such institution's customary vacation days and/or periods between its academic terms.

             (l) "Employer" means the Company and any Affiliate which may from time to time be designated by the Board as an Employer under the Plan and which adopts the Plan by appropriate corporate action. When the Plan is extended to an Affiliate, the Board may limit the participation of such Affiliate to participation in only certain programs or portions of the Plan or to only certain employees or classes of employees.

             (m) "ERISA" means the Employee Retirement Income Security Act of 1974, as interpreted and applied under regulations and rulings issued pursuant thereto, all as amended and in effect from time to time.

             (n) "Highly Compensated Employee" means an employee of the Company or any Affiliate who, during the current or immediately preceding Plan Year, satisfies any of the following conditions:

               (i) The employee was at any time a five percent (5%) owner within the meaning of Code Sections 414(q)(3) and 416(i);

              (ii) The employee received "compensation" from the Company or any Affiliate that, in the aggregate, exceeds $75,000 as indexed in accordance with Code Section 414(q) for cost-of-living adjustments;

             (iii) The employee received "compensation" from the Company or any Affiliates that, in the aggregate, exceeds $50,000 as indexed in accordance with Code Section 414(q) for cost-of-living adjustments, and the employee is among the highest paid twenty percent (20%) of all employees of the Company and Affiliates. For this purpose, employees who have not completed six (6) months of service as of the end of calendar year, employees who normally do not work more than six months in any year, employees who normally work fewer than 17.5 hours per week, employees who have not attained age twenty-one (21) by the end of the calendar year, and non-resident aliens who receive no earned income from sources within the United States, are excluded from consideration.

              (iv) The employee was at any time an officer of the Company or any Affiliate and receives "compensation" from the Company or any Affiliate that, in the aggregate, exceeds fifty percent (50%) of the limitation in effect for such year under Code Section 415(b)(1)(A).
                         The number of officers required to be taken into account shall be determined in accordance with Code Section 414(q) and the regulations thereunder, but the maximum number of officers that must be considered shall never exceed fifty (50). If no officer satisfies the compensation requirement, the highest paid officer for such year shall be treated as a Highly Compensated Employee.

   Notwithstanding the foregoing, an employee who is identified under categories (ii), (iii) and (iv) for the current Plan Year but was not identified under any of such categories for the immediately preceding Plan Year shall be a Highly Compensated Employee with respect to the current Plan Year only if the employee is among the one hundred (100) most highly compensated employees of the Company or any Affiliate.

             In the case of a Highly Compensated Employee who is a five percent (5%) owner or one of the ten (10) Highly Compensated Employees paid the most Compensation, then the Highly Compensated Employee and any family members shall be aggregated so that any Compensation paid to the family member or contributions made on behalf of the family member shall be attributed to the Highly Compensated Employee. For this purpose, family member incudes the spouse of the Highly Compensated Employee, lineal ascendant and descendants of the Highly Compensated Employee, and the spouses of such lineal ascendant and descendants. The determination of an individual's status as a Highly Compensated Employee shall be made in accordance with Code Section 414(q) and the regulations thereunder.

             For purposes of determining whether an employee is a Highly Compensated Employee, "compensation" shall mean the employee's compensation within the meaning of Section 414(q) of the Code, plus to the extent not otherwise included, any amount paid by the Company during the Plan Year as a Basic Deposit to this Plan or pre-tax employee contributions to any other plan maintained by the Company if such contributions are excluded from the gross income of the Participant in accordance with Code Sections 125, 402(e)(3) or 402(h).

             (o) "Investment Manager" means any person, committee, insurance company, corporation, partnership or association, or any multiple and/or combination thereof, including without limitation, the Trustee and the Committee, which may be appointed by the Committee to direct the investment and reinvestment of all or any portion of the Trust Fund assets and which satisfies ERISA Section 3(38)'s definition of "investment manager" to the extent that such definition is applicable under the circumstances of its appointment.

             (p) "Matching Contribution" means the amount contributed by an Employer pursuant to Section 3.02(a) hereof based on the Basic Deposits of Participants.

             (q) "Net Profits" means the current or accumulated net income of an Employer as determined according to the Employer's regular accounting procedures, but before deductions for federal and state income taxes or any Basic Deposits, Matching Contributions or Deferred Profit Sharing Contributions hereunder. The Committee shall determine Net Profits for each fiscal year, and such determination shall be final and conclusive for all purposes of the Plan.

             (r) "Participant" means an Employee who meets the requirements of Article II hereof for participation in the Plan.

             (s) "Plan" means the profit sharing and savings plan set forth herein, as from time to time amended, which shall be known as the "Johnson Worldwide Associates Retirement and Retirement Savings Plan." The Profit Sharing feature of the Plan refers to Deferred Profit Sharing Contributions as described in Section 3.02(b); the Savings feature of the Plan refers to Participant Basic Deposits, Supplemental Contributions and Employer Matching Contributions as described in Section 3.01 and 3.02(a), respectively. The governing documents for the Plan and its related Trust Fund shall include this Agreement, any amendments thereto, relevant Board or other corporate director resolutions and other written agreements relating thereto and such uniformly applicable rules, regulations and standards promulgated by the Committee consistent and in accordance with the terms hereof.

             (t) "Plan Year" means the twelve (12) month period commencing on October 1 of each year and ending on September 30 of the following year.

             (u) "Supplemental Contributions" means all after-tax amounts contributed to the Plan by Participants pursuant to Section 3.01.

             (v) "Trust Fund" means all sums of money and other property together with all earnings, income, and other increment thereon held in trust for purposes of providing benefits and defraying the reasonable expenses of the Plan, pursuant to the terms of a written trust agreement in effect between the Company and the Trustee.

             (w) "Trustee" means the person, persons or entity appointed by the Board of Directors as trustee of the Plan.

             Section 1.02 Construction of Terms. (a) Wherever any words are used herein in the masculine, they shall be construed as though they were used in the feminine in all cases where they would so apply, and wherever any words herein are used in the singular or the plural, they shall be construed as though they were used in the plural or the singular, as the case may be, in all cases where they would so apply. The words "hereof", "herein", "hereunder" and other similar compounds of the word "here" shall mean and refer to this entire Agreement and not to any particular article or section. Titles of articles and sections hereof are for general information only, and this Agreement and the Plan are not to be construed by reference thereto.

             (b) The Plan is intended to qualify under Code Sections 401(a), 401(k) and 501(a) and shall be interpreted so as to comply with the applicable requirements thereof, where such requirements are not clearly contrary to the express terms hereof. The Plan shall be construed and its validity determined according to the laws of the State of Wisconsin to the extent such laws are not preempted by federal law. In case any provision of the Plan shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts of the Plan, but the Plan shall be construed and enforced as if said illegal and invalid provisions had never been inserted herein.

                 ARTICLE II.  PARTICIPATION AND CREDITED SERVICE

             Section 2.01. Participation Requirements. An Employee of an Employer shall become a Participant in the Profit Sharing feature of the Plan, and shall be eligible to participate in the Savings feature of the Plan, effective on the first day of the calendar quarter coincident with or next following the date on which the Employee completes ninety (90) days of employment with the Employer. A former Participant who is reemployed by an Employer shall again become a Participant in the Profit Sharing feature of the Plan and be eligible to participate in the Savings feature of the Plan on his date of rehire.

             Section 2.02. Leased Employees Ineligible to Participate. A "leased employee" within the meaning of Code Section 414(n) and (o) shall not be eligible to participate in the Plan. In the event that a leased employee is hired as a common law employee of an Employer, the period of time that such employee was a leased employee of the Company or any Affiliate shall be treated as employment with an Employer for purposes of this Article II.

             Section 2.03. Service Within Controlled Group. Solely for purposes of determining whether an Employee has satisfied the participation requirements of Section 2.01 above, an Employee's previous employment with an Affiliate of the Company that has not been designated as an Employer for purposes of the Plan shall be considered as if such employment had been with an Employer provided that the employment occurs on or after the date on which the Affiliate became an Affiliate of the Company.

          ARTICLE III.  PARTICIPANT DEPOSITS AND EMPLOYER CONTRIBUTIONS


             Section 3.01. Election To Make Basic Deposits. (a) Initial Participation Election. A Participant may file a written election to make Basic Deposits and/or Supplemental Contributions. The Participant is not required to elect to make Basic Deposits and/or Supplemental Contributions when first eligible to do so, but may file the election a later time, provided that the eligibility requirements of Section 2.01 are satisfied at the time of the election. A timely filed and properly completed election shall be effective as of the first day of the month following the date on which it is filed with the Committee or its delegate, or as soon thereafter as is administratively convenient, and once effective, shall continue in effect until modified, suspended or terminated in accordance with the terms of the Plan.

             (b) Change in Participation Election. A Participant may change the rate of his Basic Deposits and/or Supplemental Contributions, including an election to suspend Basic Deposits and Supplemental Contributions altogether, by filing a revised participation election with the Committee or its delegate. A timely filed and properly completed revised participation election shall become effective (and thus supersede any prior elections made by the Participant) as of the first day of the month following the date on which the revised election is filed with the Committee or its delegate, or as soon thereafter as is administratively convenient, and once effective, shall continue in effect until modified, suspended or terminated in accordance with the terms of the Plan.

             (c) Form and Time of Participation Election. A Participant's election (whether the initial election or a revised election) shall be in such form and filed at such time and in such manner as the Committee or its delegate may prescribe from time to time. Such rules may include, without limitation, a requirement that an election be received by the Committee or its delegate by a prescribed date in order to be effective on the first day of the following month or as soon thereafter as is administratively convenient.

             (d) Payment of Basic and Supplemental Contributions. Basic Deposits and Supplemental Contributions shall be made by payroll deduction. Basic and Supplemental Contributions received by an Employer through payroll deduction shall be remitted to the Trustee on a monthly or more frequent basis as is determined by the Committee to be consistent with applicable requirements of ERISA and the Code.

             (e)  Automatic Suspension of Basic and Supplemental
   Contributions. Basic and Supplemental Contributions shall be automatically suspended for any period during which an individual no longer qualifies as an Employee of an Employer who is eligible to participate in the Plan.

             (f) Correction of Missed Deposits. A Participant shall not be permitted to make up suspended Basic and/or Supplemental Contributions or to make retroactive Basic and/or Supplemental Contributions, unless the Committee determines that the missing Basic and/or Supplemental Contributions were the result of an administrative or clerical error on the part of the Committee or its delegate in determining or deducting from Compensation the amount of Basic and/or Supplemental Contributions elected by the Employee, and then only to the extent that the Committee determines that a correction of the error can be made in accordance with applicable legal requirements.

             Section 3.02. Employer Contributions. (a) Matching Contribution. Except as provided in Appendix B with respect to periods prior to October 1, 1994, each Employer shall contribute to the Trust Fund for each Plan Year from its Net Profits an amount equal to one-half (1/2) of the first six percent (6%) of a Participant's Compensation that the Participant elects to have contributed to the Plan as a Basic Deposit for that Plan Year. The Employer's Matching Contribution shall be paid to the Trustee on an annual or more frequent basis as determined by the Committee, but in no event later than the time specified in Section 3.02(c) immediately below, and shall be credited to the Participant's Matching Contribution subaccount in accordance with Section 4.01.

             (b) Deferred Profit Sharing Contribution. Except as provided in Appendix B with respect to periods prior to October 1, 1994, each Employer (other than the Company with respect to JWA Mankato operations and the Lake Electric division, Airguide Instrument Company and Old Town Canoe, Inc.) may, but need not, contribute to the Trust Fund for any Plan Year from its Net Profits an amount to be determined in the sole discretion of its Board of Directors. The contribution (if any) shall be allocated among the Deferred Profit Sharing subaccounts of all Participants who were actively employed by the contributing Employer on the last day of the Plan Year or who retired during the Plan Year on or after attainment of age fifty-five (55). Each eligible Participant's allocable share of his Employer's profit sharing contribution shall equal the amount obtained by multiplying the total profit sharing contribution to be made by the Employer by a fraction, the numerator of which is the Participant's Compensation for the Plan Year and the denominator of which is the aggregate Compensation for the Plan Year of all Participants who are eligible to share in the allocation of the Employer contribution.

             (c) Payment of Contributions. Each Employer's Matching and Deferred Profit Sharing Contributions for any Plan Year shall be paid to the Trustee not later than the time prescribed by law (including any extensions thereof) for filing the Employer's federal income tax return for that Plan Year. Notwithstanding any provision herein to the contrary, an Employer shall not make any contributions (including those representing Basic Deposits) for such Plan Year in excess of the maximum amount deductible for federal income tax purposes for that Plan Year pursuant to Code Section 404. In the event that the amount that an Employer would contribute but for the deductible limitation exceeds the deductible limitation, contributions shall be reduced in such manner as the Committee, in its sole discretion, shall prescribe. In the event that an Employer does not have sufficient Net Profits for all its Basic Deposits, Matching Contributions and/or Profit Sharing Contributions, all or any portion of such insufficiency may be contributed on behalf of such Employer, as determined and approved by the Board in its sole discretion, from Net Profits of any other Employer in accordance with Code Section 404(a)(3)(B). Conjunctively or alternatively, the Board may, in its sole discretion, authorize any Employer to pay all or any part of its Basic Deposits, Matching Contributions and/or Profit Sharing Contributions for that Plan Year without regard to the existence or absence of any Net Profits for such Plan Year; and in the event of such authorization, the portion of the Plan related to Basic Deposits, Matching Contributions and Profit Sharing Contributions shall nevertheless continue to be intended to qualify as a profit sharing plan for purposes of the Code.

             Section 3.03. Returnable Contributions. In the event that any portion of Basic Deposits, Supplemental Contributions, Matching Contributions, and/or Deferred Profit Sharing Contributions for the Plan Year is either paid to the Trustee due to a mistake of fact or disallowed as a deduction under Code Section 404, such portion may, if and as the Committee so directs, be returned to the Employer within one (1) year of its payment or disallowance, as the case may be. All Employer contributions (including Basic Deposits made at the election of Participants) are expressly conditioned upon their deductibility under
   Section 404 of the Code.

             Section 3.04. No Liability for Future Contributions. Benefits and distributions under the Plan shall be only such as can be provided by the assets of the Plan, and there shall be no liability or obligation on the part of any Employer to make any further contributions in the event of termination of the Plan.

             Section 3.05. Rollover Contributions. Subject to such uniform and non-discriminatory rules as the Committee may prescribe, the Committee may accept, from another employer's qualified pension retirement or profit sharing plan, a "direct rollover" in accordance with Section 401(a)(31) of the Code, not including any after-tax employee contributions or other amounts that are not eligible for rollover. Such contribution shall be allocated to a separate subaccount maintained in the employee's name. If this allocation occurs before the employee has satisfied the participation requirements of Section 2.01 hereof, he shall be deemed to be a Participant hereunder solely with respect to that subaccount's balance until he has otherwise satisfied such requirements. Notwithstanding the foregoing, if the Committee determines subsequent to the Trustee's receipt of the rollover contribution that it does not qualify under the provisions of this Section 3.05 and/or aforesaid Code Sections, such contribution and any Plan investment earnings attributable to it shall be returned to such employee as soon thereafter as is reasonably practicable.

             Section 3.06. Maximum Deposit Dollar Limit. (a) The maximum amount of Basic Deposits made on behalf of any Participant for any calendar year, under this Plan and other plans of the Company or any Affiliate that permit elective deferral contributions, shall not exceed the limitation in effect for such year under Section 402(g) of the Code.

               (i) In the event that this limitation is exceeded for any year taking into account Basic Deposits to this Plan and elective deferral contributions to others plans maintained by the Company or any Affiliate, the excess contributions, together with all income on such excess for the year in which the excess contribution was made (but not including any gap period income) will be distributed to the Participant on or before the first April 15 following the end of the calendar year for which the limitation has been exceeded.

              (ii) In the event that a Participant provides timely notice in accordance with Section 402(g)(3) of the Code that the Section 402(g) limitation has been exceeded for any year taking into account not only this Plan and other plans maintained by the Company or any Affiliate, but also by taking into account plans maintained by other employers, the excess, together with all income on such excess for the year in which the excess contribution was made (but not including any gap period income) may, but need not, be returned to the Participant. If the Administrator elects to distribute the amount of any excess, distribution shall be made no later than the first April 15 following the end of the calendar year for which the limitation has been exceeded.

             (b)  The amount by which the Participant has exceeded the
   Section 402(g) limitation shall be reduced by the amount of Basic Deposits (if any) previously distributed to the Employee in accordance with Section 3.07.

             (c) The Committee, in its sole discretion, may establish additional rules necessary for the Section 402(g) limitation to be met with respect to any Participant, including, but not limited to, rules that require a prospective reduction in or refund of a Participant's Basic Deposits in order to meet that limitation and the rules applicable to satisfy the appropriate limitations should a Participant participate within the same Plan Year in this Plan and another tax-qualified plan intended to meet the requirements of Code Section 401(k).

             Section 3.07. Average Deferral Percentage Test. (a) The Plan is subject to the limitations of Code Section 401(k)(3), which are incorporated herein by this reference. Accordingly, the actual deferral percentage for the group of Highly Compensated Employees who are eligible to participate in the Plan shall not exceed the greater of:

               (i) 125 percent of the actual deferral percentage for all Employees eligible to participate in the Plan other than Highly Compensated
                         Employees ("Non-Highly Compensated Employees");
                         or

              (ii) the least of: (A) the actual deferral percentage for the group of Non-Highly Compensated Employees plus two percent; (B) two times the actual deferral percentage for the group of Non-Highly Compensated Employees; or
                         (C) such lower amount or percentage as may be necessary to comply with rules promulgated by the Secretary of the Treasury to prevent multiple use of this limitation and the limitation described in Section 3.08(c)(i).

             (b) The average deferral percentage for any Participant (including a Participant who is eligible to but elects not to make Basic Deposits) is calculated by dividing the amount of the Participant's Basic Deposits for the year by the Participant's "compensation" for the year. For purposes of the average deferral percentage test and in accordance with regulations promulgated by the Secretary of the Treasury, the Committee may elect to treat all or a portion of Deferred Profit Sharing Contributions and/or Matching Contributions as if they were Basic Deposits; provided that to the extent the Committee does so, such amounts may not be considered for purposes of the average contribution percentage test described in Section 3.08.

             (c) In calculating the average deferral percentage for any Highly Compensated Employee who is a five percent (5%) owner or one of the ten (10) Highly Compensated Employees paid the greatest "compensation", during the Plan Year, the family aggregation rules of Section 414(q) of the Code shall apply, so that the "compensation" paid to and the contributions made by or on behalf of certain family members shall be deemed to be Compensation paid to and contributions made by or on behalf of the Highly Compensated Employee.

             (d) If the average deferral percentage of Highly Compensated Employees exceeds the applicable deferral percentage limitation as of the end of any Plan Year, each affected Highly Compensated Employees shall receive a distribution of the amount of his excess Basic Deposits, together with income on such Basic Deposits for the Plan Year in which the contributions were made (but not including any gap period income). Such distribution shall be made on or before the last day of the Plan Year following the Plan Year to which the excess Basic Deposits relate; provided that the Company will be subject to an excise tax if excess Basic Deposits are not distributed within two and one-half months following the close of the Plan Year in which the Basic Deposits were made. The Highly Compensated Employees with respect to whom a distribution will be made shall be determined by reducing (or leveling) the maximum allowable level of Basic Deposits to a percentage determined by the Committee that, if applied to all Highly Compensated Employees with a deferral percentage above that level, would result in the average deferral percentage test being satisfied for the year. The amount required to be distributed to any Highly Compensated Employee shall be reduced by the amount of excess Basic Deposits contributions (if any) previously distributed to the Highly Compensated Employee in accordance with Section 3.06.

             (e) To the extent that Basic Deposits refunded to a Highly Compensated Employee in accordance with Section 3.07(d) above resulted in Matching Contributions being allocated to the Highly Compensated Employee's account, such Matching Contributions, together with all income on such Matching Contributions for the Plan Year to which Matching Contributions relate (but not including any gap period income) shall be forfeited. This forfeiture shall occur notwithstanding the vesting schedule otherwise applicable to Matching Contributions.

             (f) For purposes of this Section 3.07, "compensation" means compensation within the meaning of Section 414(s) of the Code, plus to the extent not otherwise included, any amount paid by the Company or an Affiliate during the Plan Year as a Basic Deposit to this Plan or pre-tax employee contributions to any other plan maintained by the Company or an Affiliate if such contributions are excluded from the gross income of the Employee in accordance with Code Sections 125, 402(e)(3) or 402(h).

             (g) The Committee, in its sole discretion, may establish additional rules necessary for the average deferral percentage limitation to be met, including, but not limited to, rules that require a prospective reduction in or refund of a Participant's Basic Deposits in order to meet that limitation and the rules applicable to satisfy the appropriate limitations should a Participant participate within the same Plan Year in this Plan and another tax-qualified plan intended to meet the requirements of Code Section 401(k).

             Section 3.08. Average Contribution Percentage Test. (a) The Plan is subject to the limitations of Code Section 401(m)(3), which are incorporated herein by this reference. Accordingly, the actual contribution percentage for the group of Highly Compensated Employees who are eligible to participate in the Plan shall not exceed the greater of:

               (i)       125 percent of the actual contribution
                         percentage for all Employees eligible to participate in the Plan other than Highly Compensated Employees ("Non-Highly Compensated Employees"); or

              (ii) the least of: (A) the actual contribution percentage for the group of Non-Highly Compensated Employees plus two percent; (B) two times the actual deferral contribution percentage for the group of Non-Highly Compensated Employees; or (C) such lower amount or percentage as may be necessary to comply with rules promulgated by the Secretary of the Treasury to prevent multiple use of this limitation and the limitation described in
                         Section 3.07(a)(i).

             (b) The average contribution percentage for any Participant is calculated by dividing the amount of the Participant's Matching Contributions and Supplemental Contributions for the year by the Participant's "compensation" for the year. For purposes of the average contribution percentage test and in accordance with regulations promulgated by the Secretary of the Treasury, the Committee may elect to treat all or a portion of Deferred Profit Sharing Contributions and/or Basic Deposits as if they were Matching Contributions; provided that to the extent the Committee does so, such amounts may not be considered for purposes of the average deferral percentage test described in Section 3.07.

             (c) In calculating the average contribution percentage for any Highly Compensated Employee who is a five percent (5%) owner or one of the ten (10) Highly Compensated Employees paid the greatest "compensation" during the Plan Year, the family aggregation rules of Section 414(q) of the Code shall apply, so that the "compensation" paid to and the contributions made by or behalf of certain family members shall be deemed to be "compensation" paid to and contributions made by or on behalf of the Highly Compensated Employee.

             (d) If the average contribution percentage of Highly Compensated Employees exceeds the applicable contribution percentage limitation as of the end of any Plan Year, each affected Highly Compensated Employees shall receive a distribution of the amount of his excess Matching Contributions and Supplemental Contributions for the year, together with all income on such Matching Contributions and Supplemental Contributions for the Plan Year to which the contributions relate (but not including any gap period income); provided, however, that excess Matching Contributions and Supplemental Contributions and income shall be forfeited if and to the extent the Highly Compensated Employee is not vested in such amounts. Such distribution (or forfeiture) shall be made on or before the last day of the Plan Year following the Plan Year to which the excess Matching Contributions and Supplemental Contributions relate; provided that the Company will be subject to an excise tax if excess Matching Contributions and Supplemental Contributions are not distributed (or forfeited) within two and one-half months following the close of the Plan Year in which the Matching Contributions and Supplemental Contributions relate. The Highly Compensated Employees with respect to whom a distribution (and/or forfeiture) will be made shall be determined by reducing (or leveling) the maximum allowable Matching Contributions and Supplemental Contributions to a percentage determined by the Committee that, if applied to all Highly Compensated Employees with a contribution percentage above the level determined by the Committee, would result in the average contribution percentage test being satisfied for the year.

             (e) For purposes of this Section 3.08, "compensation" means compensation within the meaning of Section 414(s) of the Code, plus to the extent not otherwise included, any amount paid by the Company or an Affiliate during the Plan Year as a Basic Deposit to this Plan or pre-tax employee contributions to any other plan maintained by the Company or an Affiliate if such contributions are excluded from the gross income of the Employee in accordance with Code Sections 125, 402(e)(3) or 402(h).

             (f) The Committee, in its sole discretion, may establish additional rules necessary for the average contribution percentage limitation to be met with respect to any Participant, including, but not limited to, rules applicable to satisfy the appropriate limitations should a Participant participate within the same Plan Year in this Plan and another tax-qualified plan intended to meet the requirements of Code
   Section 401(k).

             Section 3.09. Adjustment in Application of Limitations. This Plan is intended to conform with Code Sections 401(k) and 401(m). In the event that the Committee determines that, in accordance with the Code, the limitations of Code Sections 401(k) and (m) (including, but not limited to, any definitions related thereto), may be applied in a manner different from that prescribed in this Article III, the Committee may, in its discretion, make appropriate adjustments.

             Section 3.10. Correction of Contribution Errors. In the event that an error is made with respect to the amount of, or in the allocation of, a Matching Contribution or Deferred Profit Sharing Contribution for the current or prior Plan Year which results in a Participant's account being understated and which cannot be corrected by reallocation prior to notification to Participants of their account balances, the Participant's Employer may contribute such amounts as may be necessary to bring the account balance of such Participant up to the amount that would have existed had the error not been made. The purpose of this provision is to guard against unforeseeable inadvertent errors which adversely affect individual Participants. To that end, amounts contributed pursuant to the provisions of this Section 3.10 to correct such errors shall be credited directly to the accounts of the Participants affected. Amounts contributed hereby shall be increased or reduced to reflect the earnings or losses of the Trust Fund as of the calendar quarter end immediately preceding the contributions so that the Participant is in substantially the same position that he would have been if the proper amount had been initially contributed or allocated.

             Section 3.11. Code Section 415 Limitations. (a) The Plan is subject to the limitations on benefits and contributions imposed by Code
   Section 415, which are incorporated herein by this reference. The limitation year shall be the Plan Year.

             (b) Any amounts that are not allocable to a Participant because of the Section 415 limitations shall be allocated among other eligible Participants to the extent that such additional allocation would not exceed the Section 415 limits with respect to such other Participants. If all Participants are precluded from receiving additional allocations as a result of the Section 415 limitations, the unallocable amount shall be credited to a suspense account subject to the following conditions:

               (i) amounts in the suspense account shall be allocated among eligible Participants at such time, including termination of the Plan or complete discontinuance of Employer contributions, as the Section 415 limitations permit;

              (ii)       no investment gains or losses shall be
                         allocated to the suspense account;

             (iii) no further Employer contributions shall be permitted until the Section 415 limitations permit the allocation of the suspense account to Participants; and

              (iv) upon termination of the Plan, any unallocated amounts in the suspense account that are still unallocable because of the limitations of
                         Section 415 shall revert to the applicable
                         Employer.

             (c) To the extent that a Participant participates in multiple plans maintained by the Company or any Affiliate, benefits under this Plan shall be restricted to the extent necessary to comply with the requirements of Code Section 415(e) prior to the restriction of contribution or benefits under any other plan.

             (d)  If, notwithstanding the foregoing provisions of this
   Section 3.11, the limitations of Section 415 are exceeded as a result of a reasonable error in estimating a Participant's compensation, a reasonable error is estimating the amount of Basic Deposits and Supplemental Contributions that a Participant may elect under the limits of Section 415, or such other facts and circumstances as the Commissioner of the Internal Revenue Service may prescribe, there shall be deducted from the Participant's account and returned to the Participant such portion of his Supplemental Contributions and then if necessary, his Basic Deposits, together with earnings thereon, as may be necessary to satisfy Section
   415. If the requirements are still not satisfied, there shall be deducted from the Participant's account all or a portion of the Employer contribution for such limitation year as may be necessary to comply with
   Section 415. Such amounts shall be reallocated among other eligible Participants to the extent that such additional allocation would not exceed the Section 415 limits with respect to such other Participants. If all Participants are precluded from receiving additional allocations as a result of the Section 415 limitations, the unallocable amount shall be credited to a suspense account in accordance with the conditions described above.


           ARTICLE IV.  PARTICIPANT ACCOUNTS, INVESTMENT OF ACCOUNTS,
                         AND ALLOCATION OF INCOME OR LOSS


             Section 4.01. Participant Accounts. An account shall be established for each Participant with separate subaccounts, as needed, to reflect the Participant's: (i) Basic Deposits, (ii) Matching
   Contributions, (iii) Deferred Profit Sharing Contributions, (iv) Rollover Contributions, and (v) Supplemental Contributions.

             Section 4.02. Establishment of Investment Funds. In the sole discretion of the Committee, one or more Investment Funds (including a Company Stock Fund) may be established within the Trust Fund. The investment objectives of each Investment Fund, as well as decisions to add additional funds or discontinue existing funds, shall be determined by the Committee in its sole discretion.

             Section 4.03.  Participant Investment Designation.  Subject to
   Section 4.05 below and such other uniform and nondiscriminatory rules as the Committee may from time to time prescribe, each Participant shall designate the Investment Fund or Funds in which his Account is to be invested. To the extent that the Participant directs the investment of his Account into two or more of the available Investment Funds, the Participant shall designate, in whole increments of one percent (1%), the percentage of his account to be invested in each Investment Fund. In the event that a Participant fails to direct the investment of all or any part of his account, the account (or part thereof) shall be invested on the Participant's behalf in a money market fund or similar interest bearing or fixed income fund.

             Section 4.04.  Change in Investment Direction.  Subject to
   Section 4.05 below and such other uniform and nondiscriminatory rules as the Committee may from time to time prescribe, each Participant (or following the Participant's death, his Beneficiary) may at any time elect
   (i) to change his investment direction with respect to future contributions to his account and/or (ii) to reallocate the investment of his existing account among the Investment Funds then available under the Plan. To the extent that the Participant directs the investment of his Account into two or more of the available Investment Funds, the Participant shall designate, in whole increments of one percent (1%), the percentage of his Account to be invested in each Investment Fund. The Participant's or Beneficiary's revised election shall take effect (and any reallocation of the account among the available Investment Funds shall be made) as soon as practicable after the date on which the Participant's (or Beneficiary's) properly completed election is received by the Committee or its delegate.

             Section 4.05. Special Rules Applicable to Company Stock Fund. The following special rules apply to a Participant's election to invest a portion of his account in the Company Stock Fund:

             (a) The Company Stock Fund shall constitute an available investment fund only with respect to Basic Deposits, Supplemental Contributions, Matching Contributions and Deferred Profit Sharing contributions, and the earnings thereon, allocated to the Participant's account on or after January 1, 1995 ("Post-1994 Contributions"). A Participant may invest a maximum of twenty-five percent of his Post-1994 Contributions in the Company Stock Fund. Compliance with this limitation shall be determined at the time of the Participant's initial investment election under Section 4.03 or any change in the Participant's investment election under Section 4.04.

             (b) Purchases and sales for the Company Stock Fund shall take place as soon as practicable after the date on which the Participant's (or Beneficiary's) properly completed election is received by the Committee or its delegate.

             (c) In the event a tender offer is made for Company Stock, each Participant who has an interest in the Company Stock Fund shall be provided an opportunity to direct the Trustee as to whether or not to tender the shares of Company Stock allocated to his account, all in accordance with the provisions of the Johnson Worldwide Associates, Inc. Retirement and Savings Plan Trust that concern tender offers.

             (d) Transactions under this Section 4.05 are intended to comply with all applicable conditions of Rule 16b-3 or its successor under the Securities Exchange Act of 1934 ("Exchange Act"). The Company shall identify any "insiders" who are subject to Rule 16b-3 or its successor. The Plan shall be construed so that transactions under the Plan will be exempt from Section 16 of the Exchange Act in accordance with regulations and interpretations issued from time to time by the Securities and Exchange Commission. To the extent required under such regulations and interpretations issued by the Securities and Exchange Commission, an investment election (or change in a prior investment election) made for a Participant who is an "insider" for purposes of Rule 16b-3 shall be given effect only if made in accordance with a six (6) month "irrevocable" election.

             Section 4.06. Participant Responsibility for Investment Elections. A Participant's investment election (whether the initial election or a revised election) shall be in such form and filed at such time and in such manner as the Committee or its delegate may prescribe from time to time, which may include for purposes of any revised election the use of a telephonic election system. In all cases, the Participant shall be responsible for determining that his account is invested in accordance with his investment direction, including any change that the Participant makes in his investment direction.

             Section 4.07. Allocation of Changes in Value. Each Investment Fund shall be valued at fair market value as of the close of each business day, and the Participant's account (or portion of the account) that is invested in such Fund shall be correspondingly adjusted to reflect the Participant's proportionate share of the income or loss in such Fund since the prior business day.

             Section 4.08. Annual Statement for Participants. As soon as practicable following each Plan Year and at such other times as the Committee shall determine, the Committee shall prepare, or cause to be prepared, for each Participant, in a form prescribed by the Committee, a statement reflecting the status of the Participant's account.

             Section 4.09. Short-Term Investment of Contributions. Pending investment of contributions in the Investment Funds or Funds directed by the Participant, such contribution may be invested in savings accounts or other short term investments maintained with or available through a bank or regulated investment company.


                      ARTICLE V.  DISTRIBUTION OF BENEFITS


             Section 5.01. Termination of Employment. A Participant shall at all times be 100 percent (100%) vested in his account. Upon termination of employment (including, without limitation, a Participant who terminates employment on account of total and permanent disability), the Participant shall be entitled to a distribution of his account in accordance with the rules set forth in this Article V. For purposes of this Section 5.01, total and permanent disability means the inability of a Participant by reason of physical or mental disability to engage in his current or a reasonably related occupation available with the Employers. The Committee shall determine the existence of total and permanent disability pursuant to uniform rules consistently applied to all Participants in like circumstances.

             Section 5.02. Death Benefits. The Participant's Beneficiary shall be entitled to the remaining undistributed balance in the Participant's account in the event of the Participant's death.

             Section 5.03.  General Rules Regarding Form and Time of
   Distribution.

             (a) With respect to any Participant the value of whose account does not exceed and has never exceeded $3,500, the Participant or Beneficiary shall receive a single sum cash payment. The distribution shall be made as soon as practicable following the Participant's termination of employment or death.

             (b) With respect to any Participant the value of whose account exceeds or has ever exceeded $3,500, the Participant or Beneficiary shall receive a single sum cash payment or such alternate payment form (if any) as may be described in Appendix A as being available to such Participant or Beneficiary and which the Participant or Beneficiary may elect. The distribution shall be made as soon as practicable following the date on which the Participant submits to the Committee a properly completed and executed distribution election form. In the case of a married Participant, the Participant's election with respect to the form and time of benefit payment shall be given effect only if the Participant's spouse as of the benefit commencement date has consented, within the ninety (90) day period preceding benefit commencement, to the Participant's election in writing on such form as the Committee may from time to time prescribe, with such consent witnessed by a notary public or a Plan representative appointed by the Committee. If the Participant has not submitted to the Committee a properly completed and executed distribution election form (including applicable spousal consent) prior to the Participant's attainment of age sixty-five (65), distribution shall be made to the Participant in the form of a single sum cash payment as soon as practicable following the Participant's attainment of age sixty-five (65).

             (c) The amount distributed to a Participant or Beneficiary shall be based upon the value of the Participant's account as of the business day immediately preceding the date on which distribution is made. Pending distribution of the Participant's account, the account shall continue to be invested in accordance with the Participant's investment direction (or changes in investment direction) made in accordance with
   Article IV.

             Section 5.04. Distribution Legal Requirements. Notwithstanding the general distribution rules described in Section 5.03, distribution of a Participant's account is subject to the following special rules:

             (a) Mandatory Distribution Date for Benefits Payable to the Participant. Distribution of a Participant's account must be made or commence no later than sixty (60) days following the end of the Plan Year in which the Participant attains age sixty-five (65) or terminates employment, whichever occurs later. Further, effective April 1, 1990, benefits hereunder shall be paid to a Participant no later than the April
   1 following the Plan Year in which such Participant attains the age of seventy and one-half (70-1/2), even if he is then still employed, unless the Participant attained age seventy and one-half (70-1/2) before January 1, 1988 and was not such a five percent (5%) owner (as defined in Code Section
   416) during any Plan Year after the Plan Year in which age sixty-five and one-half (65-1/2) was attained.

             (b) Special Rules Applicable to Death Benefit Distributions. Benefit payments to a Beneficiary shall be completed by December 31 of the calendar year in which occur the fifth anniversary of a Participant's death except:

               (i) where the Participant had commenced receipt of installment benefit payments (for any Participant to whom the installment distribution option is available in accordance with Appendix A) prior to his death, the Beneficiary may continue receiving installment payments provided that the Participant's remaining interest is distributed to the Beneficiary at least as rapidly as under the distribution method in effect at the Participant's death; or

              (ii) where the Participant's remaining interest is payable to (or for the benefit of) a Beneficiary and distribution of such interest
                         (A) begins by December 31 of the calendar year in which occur the first anniversary of the Participant's death [or if such Beneficiary is the Participant's spouse, by December 31 of the calendar year in which the Participant would had been age seventy and one-half (70-1/2) had he lived] and (B) occurs over a period not exceeding the Beneficiary's life expectancy.

             (c) Incorporation of Section 401(a)(9). The provisions of the Plan are intended to comply with Code Section 401(a)(9) which prescribes certain rules regarding minimum distributions and requires that death benefits be incidental to retirement benefits. All distributions under the Plan shall be made in conformance with Code Section 401(a)(9) requirements which are incorporated herein by reference. The provisions of the Plan governing distributions are, however, intended to apply in lieu of any default provisions prescribed in Code Section 401(a)(9) which shall otherwise override any Plan provisions inconsistent with such Code Section.

             Section 5.05. Payment for Minor or Incompetent Person. In the event that any amount is payable under the Plan to a minor or to any person deemed by the Committee to be incompetent, either mentally or physically, such payment shall be made for the benefit of such minor or incompetent person in any of the following ways, as determined in the Committee's sole discretion: (i) to the legal representative of such minor or incompetent person; (ii) directly to such minor or incompetent person; or (iii) to some near relative of such minor or incompetent person to be used for the latter's benefit. The Committee shall not be required to see to the proper application of any such payment made to any person pursuant to the provisions of this Section 5.05.

             Section 5.06. Withdrawals For Reasons Other Than Financial Hardship. (a) Withdrawals Following Attainment of Age 59 1/2 and 60 Months of Participation. While employed by the Company or an Affiliate, a Participant who has attained age 59 1/2, and who has been a Participant in the Plan for at least sixty (60) months, may make application to the Committee to withdraw (in increments of $100) all or any portion of his account; provided that if the Participant's account balance is less than $500, the Participant may only withdraw the entire value of his account. An application for withdrawal shall be on such form and completed in such manner as the Committee may prescribe in accordance with uniform and nondiscriminatory rules. A withdrawal pursuant to this Section 5.06(a) shall be deducted from the Participant's subaccounts in the following order, with each subaccount being exhausted before amounts are deducted from the next subaccount: (1) Supplemental Contributions; (2) Rollover Contributions; (3) Basic Deposits; (4) Matching Contributions; and (5) Deferred Profit Sharing Contributions. In the event that the subaccount from which a withdrawal is being made is invested in more than one Investment Fund, the Investment Fund or Funds from which the withdrawal is made shall be determined in accordance with uniform and nondiscriminatory rules established by the Committee.

             (b) While employed by the Company or an Affiliate, a Participant may make application to the Committee to withdraw (in increments of $100) all or any portion of his Supplemental Contributions and/or Rollover Contributions subaccounts; provided that if the Participant's balance in his Supplemental Contributions and Rollover Contributions subaccounts is less than $500, the Participant may only withdraw the entire value of these subaccounts. An application for withdrawal shall be on such form and completed in such manner as the Committee may prescribe in accordance with uniform and nondiscriminatory rules. A withdrawal pursuant to this Section 5.06(b) shall be deducted first from the Participant's Supplemental Contributions subaccount, and once such subaccount is exhausted, from the Participant's Rollover Contributions subaccount. In the event that the subaccount from which a withdrawal is being made is invested in more than one Investment Fund, the Investment Fund or Funds from which the withdrawal is made shall be determined in accordance with uniform and nondiscriminatory rules established by the Committee.

             (c) The Committee shall approve a Participant's withdrawal request only if, in the case of a married Participant, the Participant's spouse has consented to the withdrawal within the ninety (90) day period preceding the withdrawal, with such consent witnessed by a notary public or a Plan representative appointed by the Committee.

             Section 5.07. Hardship Withdrawals. (a) In the event that a Participant, while actively employed, incurs --

             (i) an immediate and heavy financial need while employed by the Company or an Affiliate and after having been a Participant in the Plan for at least one (1) year; and

             (ii) the need cannot be satisfied by other resources
                  reasonably available to the Participant --

             the Participant may make application to the Committee to withdraw (in increments of $100) from his account. A withdrawal pursuant to this Section 5.07(a) shall be deducted from the Participant's subaccounts in the following order, with each subaccount being exhausted before amounts are deducted from the next subaccount: (1) Supplemental Contributions; (2) Rollover Contributions; (3) Deferred Profit Sharing Contributions; (4) Matching Contributions; and (5) Basic Deposits. Earnings on Basic Deposits (and Matching Contributions to the extent that such contributions are considered under the average deferral percentage test described in Section 3.07) are not available for withdrawal. In the event that the subaccount from which a withdrawal is being made is invested in more than one Investment Fund, the Investment Fund or Funds from which the withdrawal is made shall be determined in accordance with uniform and nondiscriminatory rules established by the Committee.

             (b) A Participant satisfies Section 5.07(a)(i) if and only if the Participant requests a withdrawal for one of the following reasons:

               (i)       unreimbursed medical expenses described in Code
                         Section 213(d) that are incurred by the
                         Participant, his spouse or dependent (as defined in Code Section 152), or expenses that are necessary for these individuals to obtain medical care;

              (ii)       costs directly related to the purchase
                         (excluding mortgage payments) of a principal residence for the Participant;

             (iii) payment of tuition and related educational fees for the next twelve (12) months of post-secondary education for the Participant, his spouse, children or dependents; or

              (iv) payments necessary to prevent the eviction of the Participant from his principal residence or foreclosure on the mortgage of that residence.

             (c)  A Participant satisfies Section 5.07(a)(ii) if and only if:

               (i) the hardship withdrawal is not in excess of the amount of the Participant's immediate and heavy financial need, including, to the extent permitted by rules established by the Committee, any amounts necessary to pay federal, state or local income taxes or penalties reasonably anticipated to result from the withdrawal;

              (ii) the Participant has obtained all distributions (other than hardship withdrawals) and all non-taxable loans (determined at the time of the loan) currently available under this Plan or any other plan of the Company and any Affiliate;

             (iii) The Participant's Basic Deposits and Supplemental Contributions under this Plan and all elective deferrals or employee contributions under any other qualified or non-qualified pension, profit sharing, retirement or deferred compensation plan (other than mandatory contributions to a defined benefit plan) maintained by the Company or any
                         Affiliate shall be suspended for at least twelve (12) months following the hardship withdrawal. Upon completion of the twelve (12) month minimum suspension period, the Participant, if he desires to resume Basic Deposits and/or Supplemental Contributions, may again file a Participation election with the Committee or its delegate in accordance with
                         Section 3.01.  A timely filed and properly
                         completed revised participation election shall become effective as of the first day of the month following the date on which it is filed with the Committee or its delegate, or as soon thereafter as is administratively convenient, and once effective, shall continue in effect until modified, suspended or terminated in accordance with the terms of the Plan.

              (iv) The Participant's Basic Deposits under this Plan and all elective deferrals or employee contributions under any other qualified or non-qualified pension, profit, sharing retirement or deferred compensation plan (other than mandatory contributions to a defined benefit plan) maintained by the Company or any
                         Affiliate for the Participant's taxable year following the year of the hardship withdrawal shall not exceed the limit in effect for such year under Section 402(g) of the Code, reduced by the Participant's Basic Deposits and other elective deferrals for the year in which the hardship withdrawal occurred.

             (d) The Committee shall approve a Participant's withdrawal request only if, in the case of a married Participant, the Participant's spouse has consented to the withdrawal within the ninety (90) day period preceding the withdrawal, with such consent witnessed by a notary public or a Plan representative appointed by the Committee.

             (e) The Committee may establish such rules and requirements as it deems necessary or appropriate to ensure that the provisions of this
   Section 5.07 satisfy applicable legal requirements. The Committee may also establish such other rules and requirements as it deems to be appropriate or desirable with respect to the terms and conditions of a withdrawals under this Section 5.07.

             Section 5.08.  Loans to Eligible Borrowers.  (a)  Terms and
   Conditions.   Upon written application to the Committee, which is
   responsible for administering the Plan's loan program, an eligible Borrower [as defined in subsection (d) immediately below] may borrow against his vested account balance no loan request shall be for less than one thousand dollars ($1,000); and at no time shall a loan be made if the amount of such loan when added to the total amount of all other loans then outstanding against that Borrower's account exceeds the lesser of (i) or
   (ii) immediately below:

                  (i) fifty thousand dollars ($50,000), reduced by the highest total balance of the Borrower's outstanding loans from the Plan including accrued interest thereon) during the twelve
                         (12) month period ending on the date on which such loan is to be made; or

                  (ii) fifty percent (50%) of the Borrower's vested account balance as of the last Valuation Date preceding the loan proceeds distribution, reduced by any distributions made since such Valuation Date; provided, however, that prior to October 18, 1989, this amount shall not be less than the lesser of (A) ten thousand dollars ($10,000) or (B) one hundred percent (100%) of the Borrower's vested account balance.

   All loans must be approved in writing by the Committee and shall bear interest at a rate commensurate with the rate which would be charged by commercial lenders for similar loans in accordance with Department of Labor Regulations Section 2550.408b-1, as determined by the Committee; provided, however, that loans granted prior to October 18, 1989 shall bear interest at any reasonable rate as determined by the Committee; provided, further, that the rate of interest shall not exceed any limitations on interest rates imposed by any federal or state law which are applicable to a loan made by the Plan. Payments of the loan's interest and principal shall be by payroll deductions and shall be made each payroll period so as to provide substantially level amortization of the loan over its term; provided, however, that in the case of a Borrower who is not actively employed by the Employers, the foregoing payment requirement shall be applied on the basis of monthly checks being received from such Borrower. The term of the loan shall be such period as may be agreed upon by the Borrower and the Committee, but shall not exceed five (5) years in duration. A Borrower may refinance a loan only once in a twelve (12) month period. A Borrower may, however, prepay the outstanding balance of any loan to him in full at any time without penalty. In the case of an actively employed Borrower, all loans to him shall be due and payable upon his termination of employment with the Affiliates; thus, no distribution shall be made to the Borrower or his Beneficiary, as applicable, until any unpaid loan, including interest is liquidated. Every loan applicant shall receive a clear statement of the charges involved in each loan transaction, including the dollar amount and annual interest rate or the finance charge.

             (b) The Committee shall approve a Participant's loan request only if, in the case of a married Participant, the Participant's spouse has consented to the loan within the ninety (90) day period preceding the loan, with such consent witnessed by a notary public or a Plan representative appointed by the Committee.

             (c) Loan Accounting and Default. Amounts loaned to a Borrower pursuant to subsection (a) immediately above shall be deducted from the Borrower's vested subaccount balances (other than an existing loan subaccount balance) in the following order, with each subaccount being exhausted before amounts are deducted from the next subaccount: (1) Supplemental Contributions; (2) Rollover Contributions; (3) Basic Deposits; (4) Matching Contributions; and (5) Deferred Profit Sharing Contributions. In the event that the subaccount from which a loan is being made is invested in more than one Investment Fund, the Investment Fund or Funds from which the loan is made shall be determined in accordance with uniform and nondiscriminatory rules established by the Committee. All loans made pursuant to this Section 5.08 shall be investments for the benefit of the Borrower's account to be treated as a segregated loan subaccount, and all interest and principal paid thereon shall be credited to the Participant's other subaccounts in the reverse order in which the loan proceeds were deducted from the Participant's subaccounts. In the event that the Borrower does not repay such loan within the period prescribed, the Committee shall notify the Borrower in writing of the default; provided, however, that with respect to any loan granted or renewed after October 18, 1989, such loan shall be deemed to be in default if the Borrower fails to make two (2) or more consecutive payments. If the Borrower fails to cure the default by making all necessary payments within thirty (30) days of such written notice, the Committee may direct the Trustee to charge the entire outstanding balance of such loan (including accrued interest), or any portion thereof, from the Borrower's account at such time as will not risk disqualification of the Plan under the Code, and such account shall be reduced by the amount so charged. If that action does not result in total repayment of the remaining balance of such loan (including accrued interest), the Borrower shall be liable for the balance. In any event, to the extent permitted by applicable Code and ERISA requirements, the Participant's total account balance shall be security for the loan until it is fully repaid.

             (d) Automatic Suspension Upon Default. In the event that a Borrower defaults on an outstanding loan, the Borrower's ability to make Basic Deposits and Supplemental Contributions shall be suspended for a period of at least twelve (12) months following the default as if such default had constituted a hardship withdrawal under Section 5.07(c)(iii).

             (e) Administrator Authority. In the sole discretion of the Committee, further limitations on the number, dollar amount, and repayment of loans hereunder may be imposed on a uniform and nondiscriminatory basis, together with any other rules and regulations deemed appropriate, including the assessment of processing and/or servicing fees against the Borrower's account.

             (f) Borrower Definition. This Section 5.08 shall apply only to an individual who (i) is either actively employed by the Employers or a "party in interest" with respect to the Plan, as defined in ERISA Section 3(14) and (ii) has an account balance in the Plan attributable to either his own participation herein or the participation of a deceased Participant of whom such individual is a Beneficiary; provided, however, that prior to October 18, 1989, only an actively employed Participant with an account balance in the Plan shall be deemed to be a Borrower. Such an individual is referred to above in this Section 5.08 as "Borrower".

             Section 5.09. Transfer of Eligible Rollover Distributions. (a) In the case of any distribution that constitutes an "eligible rollover distribution" as defined in Section 402(f)(2)(A) of the Code, the Committee shall provide the Participant or Beneficiary with the option of
   (i) receiving the distribution directly, (ii) having the distribution transferred to an individual retirement account or other eligible retirement plan that accepts such transfers, or (iii) to the extent required under regulations issued by the Secretary of the Treasury, a combination of (i) and (ii).

             (b) If the Participant or Beneficiary timely elects the transfer option and provides the Committee with such information as the Committee may prescribe regarding the transferee plan or account, including the name of the transferee plan or account and the identity of the trustee or custodian, the transfer shall be accomplished, unless the Committee has promulgated a contrary rule, by delivering to the Participant or Beneficiary a check, for the full amount of the distribution, made payable to the trustee or custodian of the transferee plan or account. The Participant or Beneficiary shall then be responsible for delivering the check to the trustee or custodian of the transferee plan.

             (c) If the Participant or Beneficiary elects payments made directly to the Participant or Beneficiary, distribution shall be accomplished by delivering to the Participant or Beneficiary a check, for the amount of the distribution less applicable withholding, made payable to the Participant or Beneficiary.

             (d) If the Participant or Beneficiary fails to make a timely election under this Section 5.09, or if the Participant or Beneficiary elects the transfer option but fails to provide the Committee with appropriate information to enable the Committee to implement the transfer, the Committee shall, subject to applicable consent requirements, cause the Participant's or Beneficiary's distribution to be paid directly to the Participant or Beneficiary in accordance with Section 5.09(c) above.

             (e) The Committee need not offer the transfer option described in this Section 5.09 in the case of any "eligible rollover distribution" that has been exempted from the transfer requirements under rules and regulations issued (whether in proposed, temporary or final form) by the Secretary of the Treasury. In addition, the Committee may promulgate additional rules and regulations, including rules and regulations governing the time by which elections must be made, that it determines to be necessary or desirable to administer the provisions of this Section 5.09.

                 ARTICLE VI.  ADMINISTRATION AND PLAN COMMITTEE


             Section 6.01. Appointment of Members. The Committee shall consist of at least three (3) persons from time to time appointed by the Board and serving at the pleasure of the Board. Any vacancies on the Committee, whether caused by termination of employment with the Employers, death, resignation, removal or other reason shall be promptly filled by the Board, but shall not affect the Committee's authority to act hereunder pending such Board action.

             Section 6.02. Responsibility and Authority of the Committee. Unless otherwise specifically provided under Section 6.07 hereof, the Committee shall have, in addition to its other duties and powers specified herein, full and complete authority, responsibility and control over the management, administration and operation of the Plan including, but not limited to, the authority to

               (i)       formulate, issue and apply rules and
                         regulations;

              (ii)       interpret and apply the provisions of the Plan;

             (iii)       make appropriate determinations and
                         calculations;

              (iv) authorize and direct distributions or benefit payments;

               (v)       adopt and prescribe the use of necessary forms;
                         and

              (vi) prepare and file reports, notices and any other documents relating to the Plan which may be required by law.

   The Committee, the Board, the Trustee, and any Investment Manager, respectively, shall exercise any authority allocated to each hereunder in a manner consistent with ERISA and the applicable provisions of the Plan. The Committee shall be deemed to be the Plan's "administrator" for all purposes of ERISA and the Code. The Committee shall have the authority to determine, in its sole and absolute discretion, eligibility for participation and benefits under the Plan and the construction of the Plan's terms; and, notwithstanding any other provision herein to the contrary, any such determination shall be final and conclusive unless arbitrary or capricious.

             Section 6.03. Use of Professional Services. The Committee may obtain the services of such attorneys, actuaries, accountants or other persons it deems appropriate, any of whom may be persons who also render services to any Employer, an Investment Manager or the Trustee. In any such case, the Committee shall retain full and complete authority, responsibility and control over the management, administration and operation of the Plan, as provided under this Article VI.

             Section 6.04. Fees and Expenses. Committee members who are employees of any Employer shall serve without compensation but shall be reimbursed for all reasonable expenses incurred in their capacity as Committee members. Where the Committee utilizes services as provided by
   Section 6.03 hereof, it shall review and approve fees and other costs for these services. Such fees and costs and any other expenses incurred or authorized by the Committee shall be paid by an Employer or from the Trust Fund, as determined by the Committee and, to the extent paid from the Trust Fund, shall be charged as determined by the Committee to the Trust Fund as a whole or to an individual Participant's account.

             Section 6.05. Organization and Procedure. The Committee shall select from its members a chairperson (if not otherwise named by the Company's Board) and such other officers as it deems appropriate. Committee action on any matter shall be taken on vote of at least a majority of members present at any meeting or upon unanimous written consent of all members without a meeting. Minutes of Committee meetings shall be kept and all actions of the Committee shall be recorded in such minutes or other appropriate written form. The Committee may establish such other procedures and operating rules as it deems appropriate.

             Section 6.06. Delegation of Authority and Responsibility. (a) The Committee may delegate to any one (1) or more of its members the authority to execute documents on behalf of the Committee and to represent the Committee in any matters or dealings involving the Committee. Any such delegation of authority shall be set forth in writing.

             (b) Employees of any Employer who are not Committee members may perform such duties and functions relating to the Plan, including handling claims under subsection (a) immediately above, as the Committee shall direct and supervise. It is expressly provided, however, that the Committee retains full and exclusive authority over and responsibility for any such activities by other employees, and nothing contained in this subsection (b) shall be construed to confer upon any such employee any discretion, authority or control respecting the management, administration and operation of the Plan.

             Section 6.07. Claims Procedure. (a) A Participant or Beneficiary who believes that he is then entitled to benefits hereunder in an amount greater than he is receiving or has received may file, or have his duly authorized representative file, a claim for such benefits by writing directly to the Committee at the address specified in Section 6.08 hereof. The Committee may prescribe a form for filing such claims, and if it does so, a claim shall not be deemed properly filed unless such form is used, but the Committee shall provide a copy of such form to any person whose claim for benefits is improper solely for this reason. Such claims shall be referred in accordance with Section 6.07(b) hereof to one committee member or such other person or persons the Committee selects, who shall prepare an appropriate written response.

             (b) Every claim which is properly filed shall be answered in writing stating whether the claim is granted or denied. Such written response shall be provided to the claimant within ninety (90) days of the claim's receipt by the Committee unless an extension of time is needed to process the claim in which case the Committee shall give the claimant written notice of such need, the reason therefor and the length of such extension which shall not exceed an additional ninety (90) days. If the claim is wholly or partially denied, the specific reasons for denial and reference to the pertinent Plan provisions shall be set forth in a written notice to the claimant. Such notice shall also describe any information necessary for the claimant to perfect an approval and an explanation of the Plan's claim appeal procedure as set forth in subsection (c) immediately below.

             (c) Within sixty (60) days of the claimant's receipt of written notice that a claim is denied, the claimant or his duly authorized representative may file a written appeal to the Committee, including any comments, statements or documents the claimant may wish to provide. Appeals shall be considered by the entire Committee, less any member responding to the initial claim, which shall make its decision with respect to such appeal no later than the regularly scheduled Committee meeting occurring at least thirty (30) days after such appeal is timely filed; provided, however, that, if an extension of time is required to process such appeal, written notice thereof shall be given to the claimant prior to the commencement of such extension which shall not go beyond the third regularly scheduled Committee meeting occurring after such filing. In the event the claim is denied upon appeal, the Committee shall set forth the reasons for denial and the pertinent Plan provisions in a written decision. The Committee shall comply with any reasonable request from a claimant for such documents or information relevant to his claim prior to his filing an appeal.

             Section 6.08. Communications. All requests, appeals, designations, elections and other communications to the Committee shall be in writing and shall be made by hand-delivering the same to the Committee or by transmitting the same via the U.S. mail, certified, return receipt requested, addressed as follows:

             Johnson Worldwide Associates, Inc.
             1326 Willow Road
             P. O. Box 901
             Sturtevant, WI  53177-0901

             Attention:  Administrative Committee,
                         Johnson Worldwide Associates
                         Retirement and Savings Plan and Trust

             Section 6.09. Agent for Service of Process. The chairperson of the Committee is hereby designated as the agent for service of legal process with respect to all matters pertaining to the Plan and the Trust Fund.

                              ARTICLE VII.  TRUSTEE

             Section 7.01. Appointment of Trustee. The Board of Directors shall appoint an individual or group of individuals, a bank or trust company as Trustee to administer all contributions paid into the Trust Fund. The Trustee shall serve at the pleasure of the Board of Directors and shall have such rights, powers and duties as are contained in the Trust Agreement between the Company and the Trustee. The Trust Agreement, as amended from time to time, shall form an integral part of the Plan.

             Section 7.02. Trust Fund. All contributions and all other cash, securities or other property received by the Trustee from time to time and held by it shall constitute the Trust Fund. The Trust Fund shall be held and invested upon such terms and in such manner as set forth in the Plan and Trust Agreement. Except as provided in Section 7.03 below, the Trustee shall have exclusive authority and control to manage and control the assets of the Plan, subject to the terms of the Plan and Trust Agreement.

             Section 7.03. Investment Manager. The Company may appoint an Investment Manager or Managers to manage all or any portion of the Trust Fund in accordance with the following provisions:

             (a) An Investment Manager so appointed shall be an investment adviser registered under the Investment Advisers Act of 1940, a bank, as defined in such Act, or an insurance company qualified to manage, acquire and dispose of plan assets under the laws of more than one state. An Investment Manager shall acknowledge in writing its appointment as a Plan Fiduciary and shall serve until a proper resignation is received by the Committee or until it is removed or replaced by the Committee.

             (b) Upon its acknowledgment that it is a Plan Fiduciary, the Investment Manager shall have sole responsibility for the investment of the portion of the Trust Fund which it is appointed to manage. Neither the Trustee nor any other Plan Fiduciary shall have any responsibility for, or incur any liability for, the investment of such portion or for the loss to, or diminution in value of, the Trust Fund resulting from any action directed, taken or omitted by the Investment Manager.

             (c) The Investment Manager shall furnish such periodic and other reports to or the Committee as the Committee deems to be in the best interests of the Trust. Neither the Committee nor any other Plan Fiduciary shall be under any duty to question, but shall be entitled to rely upon, any certificate, report, opinion, direction or lack of direction provided by the Investment Manager and shall be fully protected in respect of any action taken or suffered by them in reliance thereon.

          ARTICLE VIII.  FIDUCIARIES AND ALLOCATION OF RESPONSIBILITIES


             Section 8.01. Fiduciaries. The Board, the Committee, any Investment Manager and the Trustee shall be deemed to be the only fiduciaries, named and otherwise, of the Plan and Trust Fund for all purposes of ERISA. No named fiduciary designated in this Section 8.01 shall be required to give any bond or other security for the faithful performance of its duties and responsibilities with respect to the Plan and/or Trust Fund, except as may be required from time to time under ERISA.

             Section 8.02. Allocation of Fiduciary Responsibilities. The fiduciary responsibilities (within the meaning of ERISA) allocated to each named fiduciary designated in Section 8.01 hereof shall consist of the responsibilities, duties, authority and discretion of such named fiduciary which are expressly provided herein and in any related documents. Each such named fiduciary may obtain the services of such legal, actuarial, accounting and other assistants as it deems appropriate, any of whom may be assistants who also render services to any other named fiduciary, the Plan and/or any Employer; provided, however, that where such services are obtained, the named fiduciary shall not be deemed to have delegated any of its fiduciary responsibilities to any such assistant but shall retain full and complete authority over and responsibility for any activities of such assistant. The Board, the Trustee, any Investment Manager, the Committee and any individual members thereof shall not be responsible for any act or failure to act of any other one of them except as may be otherwise specifically provided under ERISA.

             Section 8.03. General Limitation on Liability. Neither the Board, the Committee, the Trustee, any Investment Manager nor any other person or entity, including the Company and its shareholders, directors and employees, guarantees the Trust Fund in any manner against loss or depreciation and none of them shall be jointly or severally liable for any act or failure to act or for anything whatever in connection with the Plan and the Trust Fund, or the administration thereof, except and only to the extent of liability imposed because of a breach of fiduciary responsibility specifically prohibited under ERISA.

             Section 8.04. Multiple Fiduciary Capacities. Any person or group of persons may serve in more than one (1) fiduciary capacity with respect to the Plan and/or the Trust Fund.

                     ARTICLE IX.  AMENDMENT AND TERMINATION

             Section 9.01. Amendment. (a) The Company shall have the right by action of the Board to amend the Plan at any time and in any manner consistent with ERISA, except as such authority is reserved to the Committee under subsection (b) immediately below; provided, however, that any amendment which increases the duties or responsibilities of the Trustee shall be effective only with the Trustee's consent.

             (b) The Committee shall have the authority to amend the Plan in any respect it deems necessary to comply with ERISA or to obtain a determination letter or ruling from the Internal Revenue Service. Any amendment may be retroactive to the extent permitted by the Code and ERISA. The Employers and the Board delegate such authority to modify, alter, or amend the Plan to the Committee and shall be deemed to have consented to any modification, alteration or amendment made by the Committee under this Section 9.01.

             (c) Notwithstanding subsections (a) and (b) immediately above to the contrary, no amendment to the Plan shall decrease a Participant's accrued benefit or vested percentage therein or eliminate an optional form of a previously accrued benefit, except to the extent permitted by the Code and ERISA.

             (d) Each Employer other than the Company shall be deemed to have delegated full authority and power to modify, alter or amend the Plan, the Trust Fund and/or this Agreement, and to take any other action in regard thereto which is deemed necessary or appropriate, to the Board, the Committee and/or the Company, as applicable, and to have consented to any modification, alteration, amendment or such action made or taken by the Board, the Committee and/or the Company hereunder without the necessity of any formal approval or other action by such other Employer. No such other Employer shall need to be a signatory party to this Agreement or any other written document pertaining to the Plan.

             Section 9.02. Termination. The Company shall have the right, at any time, to terminate the Plan, in whole or in part, by action of the Board. Also, each Employer other than the Company shall have the right by action of its board of directors to terminate the Plan as applied to such Employer.

             Section 9.03. Vesting and Distribution of Assets upon Termination. Upon the total or partial termination of the Plan, or in the event of permanent discontinuance of contributions to the Plan by an Employer, the portion of the Trust Fund allocable to the affected Participants and their Beneficiaries shall be fully vested and nonforfeitable to the extent of the termination or discontinuance. The Committee in any such case shall direct the Trustee to distribute, at such time and in such manner as the Committee shall determine, in accordance and consistent with Article V hereof, to the Participants and their Beneficiaries all amounts credited to their accounts.

                         ARTICLE X.  GENERAL PROVISIONS


             Section 10.01. Participants To Furnish Information. Each Participant entitled to benefits under the Plan shall furnish to the Committee such evidence, data or information as the Committee considers necessary or desirable in order to properly administer the Plan.

             Section 10.02. Non-Guarantee of Employment or Other Benefits. Neither the establishment of the Plan, nor any modification or amendment hereof, nor the payment of benefits hereunder shall be construed as giving any Participant or other person whomsoever any legal or equitable right against any Employer, the Board, the Committee, any Investment Manager, or the Trustee, or the right to payment of any benefits hereunder (unless the same shall be specifically provided herein) or as giving any employee the right to be retained in the service of any Employer.

             Section 10.03. Mergers, Consolidations and Transfers of Plan Assets. In the case of any merger, consolidation with, or transfer of assets or liabilities to any other plan, each Participant must be entitled (if the Plan then terminated) to receive a benefit immediately after the merger, consolidation, or transfer which is equal to or greater than the benefit the Participant would have been entitled to receive immediately before the merger, consolidation, or transfer (if the Plan then terminated) pursuant to the requirements of ERISA and the Code.

             Section 10.04. Spendthrift Clause. Subject to Section 10.09 hereof, no Participant, former Participant or Beneficiary entitled to benefits hereunder shall have the right to transfer, assign, alienate, anticipate, pledge or encumber any part of such benefits, nor shall such benefits, or any part of the Plan assets or any contract from which such benefits are payable, be subject to seizure by legal process by any creditor of such Participant, former Participant or Beneficiary. In the event that such Participant or other person entitled to such benefits, or such creditor thereof, shall attempt to effect a division as hereinabove described, of any such benefit, the Plan may pay over to or apply on the behalf of such Participant, former Participant or Beneficiary, all or any part of such benefits to which such person would otherwise have been entitled hereunder.

             Section 10.05. Exclusive Benefit. All contributions made under the Plan shall be paid to the Trust Fund and all property and funds of the Trust Fund allocable to the Plan, including income from investments and from all other sources, shall be managed solely in the interest of Participants and Beneficiaries and for the exclusive purpose of:

               (i)       providing benefits to Participants and
                         Beneficiaries; and

              (ii) defraying reasonable expenses of administering the Plan.

             Section 10.06. Successors and Assigns. The Plan shall be binding upon the successors and assigns of each Employer.

             Section 10.07. Committee Member and Trustee Indemnification. The Company shall indemnify each member of the Committee and any employee of any Employer serving as Trustee and hold them harmless from the consequences of their acts or conduct in their capacity as Committee members or Trustee, except to the extent that such consequences are the result of the Committee member's or employee's willful misconduct or lack of good faith.

             Section 10.08. Limitation on Claims Against Trust Fund. No Participant or any other person shall have any right to, or interest in, any part of the Trust Fund upon termination of his employment or otherwise, except as provided under the Plan, and then only to the extent of the amounts due and payable to such person out of the Trust Fund. All payments as provided for in this Plan shall be made solely out of the Trust Fund and neither any Employer, any Investment Manager, the Trustee, nor any member of the Board or Committee shall be liable therefor in any manner. No payment shall be made hereunder which would be in violation of any applicable law or governmental regulation as determined by the Committee.

             Section 10.09. Qualified Domestic Relations Orders. Notwithstanding Section 10.04 hereof, or any other provision herein to the contrary, the Trustee may recognize a qualified domestic relations order with respect to child support, alimony payments or marital property rights if such order contains sufficient information for the Committee to determine that it meets the applicable requirements of Code Section 414(p). The Committee shall establish written procedures concerning the notification of interested parties and the determination of the validity of such orders. Notwithstanding any other provision herein to the contrary, if any such order so directs, distribution of benefits to the alternative payee may be made at a time not permitted for distribution to the Participant involved with such order.

             Section 10.10. Top-Heavy Plan Restrictions.  (a)
   Notwithstanding any provision to the contrary herein, in accordance with Code Section 416, if the Plan is a top-heavy plan for any Plan Year, then the provisions of this Section 10.10 shall be applicable. The Plan is "top-heavy" for a Plan Year if as of its "determination date" (i.e. the last day of the preceding Plan Year or the last day of the Plan's first Plan Year, whichever is applicable), the total present value of the accrued benefits of key employees [as defined in Code Section 416(i)(1)] exceeds sixty percent (60%) of the total present value of the accrued benefits of all employees under the Plan [excluding those of former key employees and employees who have not performed any services during the preceding five (5) year period] [as such amounts are computed pursuant to Code Section 416(g) using a five percent (5%) interest assumption and a 1971 GAM mortality assumption for a defined benefit plan] unless the Plan can be aggregated with other plans maintained by the applicable controlled group in either a permissive or required aggregation group and such group as a whole is not top-heavy. Any nonproportional subsidies for early retirement and benefit options are counted assuming commencement at the age at which they are most valuable. In addition, the Plan is top-heavy if it is part of a required aggregation group which is top-heavy. Any plan of a controlled group may be included in a permissive aggregation group as long as together the aggregated plans satisfy the Code Sections 401(a)(4) and 410 discrimination requirements. Plans of a controlled group which must be included in a required aggregation group include any plan in which a key employee participates or participated at any time during the determination period (regardless of whether the plan has terminated) and any plan which enables such a plan to meet the Code
   Section 401(a)(4) or 410 discrimination requirements. The present values of aggregated plans are determined separately as of each plan's determination date and the results aggregated for the determination dates which fall in the same calendar year. A "controlled group" for purposes of this Section 10.10 includes any group of employers aggregated pursuant to Code Section 414(b), (c) or (m), which includes an Employer. The calculation of the present value shall be done as of a valuation date, which for a defined contribution plan is the determination date and for a defined benefit plan is the date as of which funding calculations are generally made within the twelve (12) month period ending on the determination date. Solely for the purpose of determining if the Plan, or any other plan included in a required aggregation group of which this Plan is a part, is top-heavy within the meaning of Code Section 416(g), the accrued benefit of an employee other than a key employee within the meaning of Code Section 416(i)(1) shall be determined under (i) the method, if any, that uniformly applies for accrual purposes under all plans maintained by the controlled group, or (ii) if there is no such method, as if such benefit accrued not more rapidly than the slowest accrual rate permitted under the fractional accrual rate of Code Section 411(b)(1)(C).

             (b) If the Plan is top-heavy in a Plan Year, non-key employee Participants who have not separated from service at the end of such Plan Year will receive allocations (not including salary reduction contributions) at least equal to the lesser of three percent (3%) of compensation (as defined in Code Section 415) for such year or the percentage of such compensation allocated on behalf of the key employee for whom such percentage was the highest for such year (including any salary reduction contributions). If the controlled group maintains both this Plan and a defined benefit plan which cover the same non-key employee, such employee will only be entitled to the defined benefit plan minimum and not to the defined contribution plan minimum.

             (c) If the controlled group maintains a defined benefit plan and this Plan which both cover one or more of the same key employees, and if such plans are top-heavy, then the limitation incorporated in Section
   3.11 hereof with respect to the Code Section 415(e) maximum benefit limitations, shall be amended so that a one (1.0) adjustment on the dollar limitation applies rather than a one and twenty-five hundredths (1.25) adjustment. This subsection (d) shall not apply if the Plan is not "super top-heavy" and if the minimum benefit requirements of subsection (c) immediately above are met when two percent (2%) is changed to three percent (3%) and twenty percent (20%) is changed to an amount not greater than thirty percent (30%) which equals twenty percent (20%) plus one percent (1%) for each year such plan is top-heavy. The Plan is "super top-heavy" if the ratio referred to in subsection (a) immediately above results in a percentage in excess of ninety percent (90%) rather than a percentage in excess of sixty percent (60%).

             Section 10.11. Effective Date of Plan Provisions. Except as otherwise provided herein or in Board or Committee resolutions pursuant to which any Plan amendment is adopted, any amendment to the Plan shall apply solely to Participants who have an Hour of Employment after the effective date of such amendment. The rights of a Participant who terminated employment with the Employers prior to such effective date shall be determined solely under the provisions of the Plan in effect on the date of such termination. The provisions of the Plan restatement herein set forth are effective as of October 1, 1989, except where an earlier or later effective date may be specified for a particular provision with respect to persons who are employed by the Employers on or after such other effective date. In that regard, the following provisions shall apply retroactively on and after October 1, 1988 for purposes of this
   Plan:

               (i) the leased employee exclusion in Section 2.02 hereof;

              (ii)       the Code Section 415 limitations in Section
                         3.11 hereof;

             (iii) the average deferral percent (ADP) and average contribution percentage (ACP) limitations in Sections 3.07 and 3.08 hereof; and

              (iv)       the top-heavy plan restrictions in Section
                         10.10 hereof.